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                                                                    Exhibit 5(b)

                                                        One First National Plaza
                                                         Chicago, Illinois 60670

         THE LAW DEPARTMENT


                                                               September 7, 1995

Union Tank Car Company
225 West Washington Street
Chicago, Illinois 60606

         Re: Union Tank Car Company Pass Through Certificates
             Series 1995-A1 and Series 1995-A2 (the "Pass Through Certificates")

Ladies and Gentlemen:

         We are counsel to the Corporate Trust Services Division of The First National Bank of Chicago ("First Chicago") and have represented it in connection with (i) Pass Through Trust Agreement 1995-A1 to be dated as of September 20, 1995, between Union Tank Car Company ("Union") and The First National Bank of Chicago, as Pass Through Trustee, and Pass Through Trust Agreement 1995-A2 to be dated as of September 20, 1995, between Union, Procor Limited ("Procor") and The First National Bank of Chicago, as Pass Through Trustee (together, the "Pass Through Trust Agreements") and (ii) the Pass Through Certificates to be issued under the Pass Through Trust Agreements from time to time.

         We are attorneys licensed to practice law in the State of Illinois and do not purport to be experts on the laws of any state other than the State of Illinois. Consequently, with regard to the following opinion, no opinion is expressed as to matters relating to laws of any jurisdiction other than the laws of the State of Illinois and federal laws applicable to national banks, and no opinion is expressed herein as to the Securities Act of 1933, as amended, the Trust Indenture Act of 1939, as amended, or any state securities or so-called "blue-sky" laws.

         We have also examined such other documents and matters as we deemed relevant together with such matters of law which we have considered necessary or appropriate for the purposes of this opinion.

         As such counsel, we are familiar with the Articles of Association and the By-Laws of First Chicago, with certificates of authority to exercise corporate trust powers issued to First Chicago by the Federal Reserve Board of the United States (as predecessor in jurisdiction to the Comptroller of the Currency of the United States), with certain Resolutions pertaining to the operation of the Corporate Trust Services Division of First Chicago, and with procedures of the Corporate Trust Services Division of First Chicago with respect to the authorization, execution and delivery of the above-described documents.

         Basing our conclusions on such examination and familiarity, we are of the opinion:
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         (i)     First Chicago is a national banking association duly organized and validly existing in good standing under the laws of the United States of America, and has full corporate power and authority to execute, deliver and carry out the terms of the Pass Through Trust Agreements.

         (ii) The execution and delivery of the Pass Through Trust Agreements and the Pass Through Certificates have been duly authorized by First Chicago, and assuming due authorization, execution and delivery of the Pass Through Trust Agreements by Union and Procor, as the case may be, will constitute the legal, valid and binding obligations of First Chicago, enforceable against First Chicago in accordance with their respective terms except as the enforceability thereof may be (a) limited by bankruptcy, insolvency, reorganization, moratorium, liquidation or other similar laws affecting the rights of creditors generally, and (b) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (iii) Upon the due execution, authentication, issuance and delivery thereof in accordance with the requirements of the Pass Through Trust Agreements, the Pass Through Certificates will have been duly and validly issued and will be entitled to the benefits of the Pass Through Trust Agreements.

         (iv) Neither the execution nor delivery by First Chicago of the Pass Through Trust Agreements nor the consummation of the transactions by First Chicago contemplated thereunder requires the consent or approval of, the giving of notice to, or the registration with, of the taking of any other action with respect to, any governmental authority or agency under any existing federal law, rule or regulation governing the banking or trust powers of First Chicago.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement of the Company and Procor pursuant to which the Pass Through Certificates are being registered under the Securities Act of 1933 and to the reference to The Law Department of The First National Bank of Chicago under the caption "Legal Opinions" in the Registration Statement.

         This opinion is furnished to you solely for your benefit in connection with the transactions contemplated by the Pass Through Trust Agreements and may not be used, circulated, quoted or otherwise referred to without our prior written consent.

                                                               Very truly yours,

                                                          /s/ The Law Department
                                                              The Law Department
                                              The First National Bank of Chicago